EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into November 29, 2019, effective as of December 1, 2019 (the “Effective Date”), by and between INVESTVIEW INC., a Nevada corporation (the “Employer”), and JOSEPH CAMMARATA (“Executive”).

FOR AND IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

ASSOCIATION AND RELATIONSHIP

1.1 Nature of Employment. The Employer hereby employs Executive, and Executive hereby accepts employment from the Employer, upon the terms and conditions set forth herein.

1.2 Services. Executive will devote his time, attention, and services to the business and affairs of the Employer.

1.3 Duties. During the term of this Agreement, Executive will be employed by the Employer and will serve as the chief executive officer of Employer.

ARTICLE II

COMPENSATION AND BENEFITS

2.1 Compensation. For all services rendered by Executive pursuant to this Agreement, the Employer will compensate Executive as follows:

(a) Salary. Executive will be paid, in accordance with the normal payroll practice of the Employer, annual compensation in the amount of $1 for all hours worked, exempt from overtime pay.

(b) Salary Escalation. The board of directors or the designated compensation committee will conduct an annual review to determine whether an increase in salary is appropriate based on the Employer’s or its subsidiaries’ results of operations, increased activities or responsibilities of Executive, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

(c) Equity Compensation. Executive or its Assignee, will receive 20,000,000 vested shares of the Employer’s common stock upon dual execution of this Agreement. In addition, Executive will receive 250,000,000 shares of the Employer’s common stock that will be subject to forfeiture. The forfeiture provisions will expire upon achievement of certain Earnings (as defined below) milestones in the APEX/SAFETek program as follows:

APEX/SAFETek Earnings Milestones	Forfeiture Extinguished
$2,500,000	62,500,000
$10,000,000	62,500,000
$15,000,000	62,500,000
$20,000,000	62,500,000
Total Award	250,000,000

However, if Executive is successful in introducing the Employer to a funding opportunity that results in the Employer receiving funding of at least $5.0 million before the first APEX/SAFETek Earnings milestone is met, then that initial milestone will be deemed met, and the remaining forfeiture provisions will expire as follows:

APEX/SAFETek Earnings Milestones	Forfeiture Extinguished
Funding of >$5.0 million	62,500,000
$2,500,000	62,500,000
$10,000,000	62,500,000
$15,000,000	62,500,000
Total Award	250,000,000

For the purpose of subsections 2.1(c) and 2.1(d), “Earnings” is defined as the gross revenue generated, minus lease payments, commissions, hosting costs, and the reinvestment amount. It is also understood by all Parties that the additional 250 million shares will be issued immediately, to be held by Investview and the certificates of shares delivered to Executive, or its Assignee, when each forfeiture provision from above is extinguished.

(d) Additional Compensation. Executive (or his designee) will receive additional compensation related to the success of the Employer’s APEX/SAFETek program as follows: (i) $250 per sale of APEX Packs when the sale is the direct result of Executive or an entity hired by Executive; (ii) $125 per sale of APEX Packs when the sale is not the direct result of Executive or an entity hired by Executive (if the sales price of an APEX Pack is increased from $13,750 to $15,000, this amount will increase from $125 per sale to $150 per sale); and (iii) 25% of Employer’s Earnings generated from APEX/SAFETek operations. For the purpose of this Agreement, an “APEX Pack” is defined as a Crypto or Artificial Intelligence Mining Card.

(e) Incentive Compensation. The Employer may provide Executive with additional incentive compensation in the form of cash bonuses, stock options, or other awards, as will be determined in the sole discretion of the board of directors or the designated compensation committee thereof, taking into consideration the growth and profitability of the Employer or its subsidiaries, the relative contribution by Executive to the business of the Employer, the economy in general, and such other factors as the board of directors or designated compensation committee deems relevant.

(f) Other Benefits. The Employer will additionally provide to Executive incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans that are consistent with and similar to such plans provided by the Employer to its employees generally.

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2.2 Continuation of Compensation During Disability. If Executive is unable to perform his services by reason of disability due to illness or incapacity for a period of more than six consecutive months, the compensation thereafter payable to him during the next succeeding consecutive three months will be one-half of the compensation provided for in subsections 2.1(a) and (b), and during the following consecutive three months will be one-fourth of the salary provided for in subsections 2.1(a) and (b); provided, however, that no such compensation will be payable after the termination of this Agreement. During the initial six consecutive months of disability, Executive will be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to the Employer’s fiscal year last preceding the date his illness or incapacity commenced. Notwithstanding the foregoing, if his illness or incapacity does not cease to exist within the 12 consecutive months provided herein, Executive will not be entitled to receive any further compensation from the Employer, and the Employer may thereupon terminate this Agreement. For purposes of this Agreement, Executive is “incapacitated” when he is unable to continue his normal duties of employment by reason of a medically determined physical or mental impairment. In determining whether or not Executive is incapacitated, the Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Employer and Executive and such other evidence as the Employer deems reasonably necessary. Executive’s Compensation is unaffected and will be paid in full during any length or term of incapacity.

2.3 Vacations and Meetings. Executive will be entitled each year to reasonable vacation weeks and to attend appropriate meetings and conventions related to the Employer’s business of a duration and at such time as may be mutually agreed between the parties. Vacations will be taken by Executive at a time and with starting and ending dates mutually convenient to the Employer and Executive.

2.4 Personal Leave. Executive will be entitled each year to paid leave of some amount of mutually agreed days to accommodate those times when Executive is ill and unable to perform his duties.

ARTICLE III

COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information in written, graphic, or electronic form under the care or custody of Executive as a direct or indirect consequence of or through his employment with the Employer and the special proprietary information regarding the business, methods, and operation of the Employer that is designated by the Employer as “limited,” “private,” or “confidential” or similarly designated or for which there is any reasonable basis to believe is, or which appears to be, treated by the Employer as private, restricted, or secret, but does not include information generally available to the public or to businesses in the financial education, research, and services industry.

3.2 Protection of Confidential Information and Goodwill. Executive acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, he will be given access to and be entrusted with Confidential Information relating to the Employer’s business. Executive recognizes that: (a) the goodwill of the Employer depends upon, among other things, keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (b) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. Executive further acknowledges that in the course of performing his obligations to the Employer, he will be a representative of the Employer to many other persons and, in some instances, the Employer’s primary contact with these persons, and as such will be responsible for maintaining or enhancing the business and goodwill of the Employer with them.

3.3 Covenants Regarding Confidential Information. In further consideration of the employment of Executive by the Employer and in consideration of the compensation to be paid to Executive during his employment, he hereby agrees as follows:

(a) Nondisclosure of Confidential Information. Executive will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information.

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(b) Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Employer and will not be removed from the premises of the Employer, except when necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of Executive’s employment, Executive agrees to deliver to the Employer all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.

ARTICLE IV

ENFORCEMENT OF COVENANTS

4.1 Relief. Executive agrees that a breach or threatened breach by him of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable, and for that reason, Executive further agrees that the Employer will be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by Executive and his employers, employees, partners, and agents. The right to injunction will be cumulative and in addition to whatever other equitable or legal remedies the Employer may have, including, specifically, recovery of damages.

4.2 Survival of Covenants. The covenants contained in Article III above and the remedies provided under this Article IV will survive for a period of one year after any termination of Executive’s employment.

ARTICLE V

TERM AND TERMINATION

5.1 Term. Except as provided herein, the term of this Agreement will be for a period of five years commencing on the Effective Date and will automatically renew for five-year periods unless notice of termination is provided at least 90 days preceding expiration of the applicable term. Notwithstanding the foregoing, this Agreement may otherwise be terminated pursuant to the terms hereof.

5.2 Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Termination for Cause. The Employer will have the right to terminate this Agreement for cause (“Cause”) by showing that: (i) Executive has materially breached the terms hereof; (ii) Executive, in the determination of the board of directors, has been grossly negligent in the performance of his duties; (iii) Executive has engaged in material willful or gross misconduct in the performance of his duties hereunder; or (iv) there has been entered a final non-appealable conviction of or a plea of guilty or nolo contendere by Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer. Notwithstanding the foregoing, this Agreement will not be deemed to have been terminated for Cause, without: (x) reasonable notice to Executive setting forth the reasons for the Employer’s intention to terminate for Cause; (xi) an opportunity for Executive, together with his counsel, to be heard before the full board of directors of the Employer; and (xii) delivery to Executive of written notice of termination setting forth the finding that in the good faith opinion of the board of directors, Executive was guilty of an act or acts constituting Cause under this provision and specifying the particulars thereof in detail.

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(b) Termination upon Death or Incapacity of Executive. This Agreement will terminate immediately upon Executive’s death or upon Executive’s incapacity for longer than one year as set forth in section 2.2.

(c) Termination upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement, but not the covenants set forth in Article III, at any time within 60 days after the happening of any of the following events:

(i) the sale by the Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

(ii) the sale, exchange, or other disposition to a single person or group of persons under common control in one transaction or series of related transactions resulting in such person or persons owning, directly or indirectly, greater than 25% of the combined voting power of the outstanding shares of the Employer’s common stock;

(iii) more than 50% of the members of the board of directors of the Employer are persons who are neither nominated for election by the board or an authorized committee of the board nor appointed by the board;

(iv) the decision by the Employer to terminate its business and liquidate its assets; or

(v) the merger or consolidation of the Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than 50% of the outstanding voting shares of the new or continuing corporation.

In the event that the Employer is not the surviving entity, then the provisions of this Agreement will inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for in section 2.1 will be reasonably increased to compensate for the additional duties and responsibilities assigned to him.

(d) Termination by Executive for Cause. Executive will have the right to terminate this Agreement in the event of: (i) the Employer’s intentional breach of any covenant or term of this Agreement, but only if the Employer fails to cure such breach within 20 days following the receipt of notice from Executive setting forth the conditions giving rise to such breach; (ii) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of, Executive’s authorities or duties from those authorities and duties held by him as of the date hereof and as increased from time to time in accordance with the terms of section 1.3; or (iii) the failure by the Employer to obtain the assumption of the commitment to perform this Agreement by any successor corporation.

5.3 Termination Payments.

(a) Termination Other than for Cause. In the event that Executive’s employment is terminated or modified by the Employer without Executive’s express written consent during the term hereof for reasons other than Cause as defined in subsection 5.2(a) or Executive terminates this Agreement in accordance with subsection 5.2(c) or subsection 5.2(d), the Employer will:

(i) pay to Executive all amounts accrued through the date of termination, any accrued but unused vacation days calculated at Executive’s salary rate in effect on the termination date, and any other benefits specifically provided to Executive under any benefit plan;

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(ii) waive and automatically terminate all forfeiture restrictions governing stock or options held by Executive, which thereupon will be fully vested and held free from forfeiture by Executive;

(iii) grant Executive an additional 250,000,000 shares of Employer’s common stock; and

(iv) maintain in full force and effect, for the continued benefit of Executive for the number of years (including partial years) remaining in the term of employment hereunder, coverage under the Employer’s group health insurance plan; provided that Executive’s continued participation is possible under the general terms and provisions of such plan. In the event that the participation of Executive and his family in the Employer’s group health plan is barred, the Employer will reimburse Executive the same percentage of the cost that would have been covered by the Employer under its then-existing plan for Executive’s cost of obtaining coverage with benefits substantially similar to those to which he would otherwise have been entitled to receive.

Notwithstanding the foregoing, in the event that the aggregate amount of payments made to Executive under this Agreement on account of any termination occurring as a result of a change in control of the Employer would exceed the amount permitted as a deduction to the Employer under the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations thereunder, and the imposition of an excise tax payable by Executive as provided under Section 4999 of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations thereunder, such payments will be reduced by the amount required to avoid the loss of deduction and imposition of excise tax. No payments will be made to Executive prior to determining whether this reduction is required, which determination will be made and all amounts due paid by Employer within a reasonable time, not to exceed 10 days, after termination.

(b) Termination upon Death of Executive. If Executive dies during the term of this Agreement, this Agreement will terminate and the Employer will pay to the estate of Executive the following:

(i) within 10 days after the date of termination, all amounts accrued through the date of termination, an amount for any accrued but unused vacation days calculated at Executive’s salary in effect on the termination date, and any other benefits specifically provided to Executive under any benefit plan; and

(ii) in six equal monthly installments commencing on the first day of the month immediately following the month in which Executive dies, an amount equal to one year’s salary provided for in subsection 2.1(a) and (b).

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(c) Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Employer will deliver to Executive, within 30 days following the effective date of such termination, all amounts accrued through the date of termination, one year of salary at the then-current rate (which may be paid in a lump sum or over the course of one calendar year, at the Employer’s election and any other benefits specifically provided to Executive under any benefit plan.

(d) Termination by Executive Without Cause. If Executive terminates this Agreement for any reason other than in accordance with the provisions of subsection 5.2(d), the Employer will deliver to Executive, within 30 days following the effective date of such termination, all amounts accrued through the date of termination and any other benefits specifically provided to Executive under any benefit plan.

ARTICLE VI

MISCELLANEOUS

6.1 Exit Interview. To ensure a clear understanding of this Agreement, including the protection of the Employer’s business interests, Executive agrees, at no additional expense to him, to engage in an exit interview with the Employer at a time and place designated by the Employer.

6.2 Severability. If any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding upon the Employer and Executive.

6.3 Right of Setoff. The Employer and Executive will each be entitled, at its and his option and not in lieu of any other remedies to which it or he may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

6.4 Representations and Warranties of Executive. Executive represents and warrants to the Employer that: (a) Executive understands and voluntarily agrees to the provisions of this Agreement; (b) Executive is not aware of any existing medical condition that might cause him to be or become unable to fulfill his duties under this Agreement; (c) Executive has had the opportunity to consult legal counsel of his own selection about this Agreement; and (d) Executive is free to enter into this Agreement and has no commitment, arrangement, or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent Executive from performing the services to the Employer that he has agreed to provide hereunder.

6.5 Succession. This Agreement and the rights and obligations hereunder will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and will also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

6.6 Assignment. Except to any successor or assignee of the Employer as provided in section 6.5, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither Executive nor his spouse or designated contingent beneficiary, nor their estates, will have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except for any shares of the Employer that are no longer subject to forfeiture or as specifically provided herein.

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6.7 Reimbursement of Expenses. In the event that it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the interpretation or enforcement of any and all of his rights under this Agreement, Executive will be entitled to payment by the Employer of reasonable attorneys’ fees, costs, and expenses incurred by him in connection with the interpretation or enforcement of said rights. Payment will be made to Executive by the Employer at the time such attorneys’ fees, costs, and expenses are incurred by him. If, however, Executive does not prevail in such enforcement action, he will repay any such payments to the Employer and will reimburse the Employer for reasonable attorneys’ fees, costs, and expenses incurred by the Employer in connection with such action. Further, Executive will reimburse the Employer for any attorneys’ fees and all other costs and expenses incurred by the Employer in any action brought by the Employer relating to the enforcement of this Agreement in which the Employer is the prevailing party. Fees payable hereunder will be in addition to any other damages, fees, or amounts provided for herein.

6.8 Indemnification. The Employer will indemnify Executive and hold him harmless from liability for acts or decisions made by him while performing services for the Employer to the greatest extent permitted by applicable law. The Employer will use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Employer against such liability. Executive agrees to indemnify and to hold the Employer harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive’s acts or omissions in violation of his duties under this Agreement that constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

6.9 Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or three days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as set forth on the signature page hereto or such other addresses as will be furnished in writing by any party. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

6.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment will be made except by written agreement signed by the parties hereto.

6.11 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof will not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

6.12 Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart.

6.13 Descriptive Headings. In the event of a conflict between titles to articles and sections and the text, the text will control.

6.14 Governing Law. This Agreement will be governed by and construed under and in accordance with the laws of the state of Utah without giving effect to any choice or conflict of law provision or rule (whether the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

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SIGNED AND DELIVERED to be effective as of the Effective Date set forth above.

EMPLOYER:

INVESTVIEW, INC.
Address:
234 Industrial Way West, Suite A202 Eatontown, New Jersey 07724	By:
	Name:	Annette Raynor
	Title:	Chief Executive Officer
Address:
109 White Oak Lane, Suite 200-N
Old Bridge, NJ 08857

EXECUTIVE:

JOSEPH CAMMARATA

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